Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements and Experts” and to the use of our reports on TD Waterhouse Family of Funds, Inc. and TD Waterhouse Plus Funds, Inc. dated December 10, 2004, which are incorporated by reference, in this Registration Statement on Form N-14 of TD Waterhouse Family of Funds, Inc.

ERNST & YOUNG LLP

New York, New York
November 4, 2005